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(TORYS LOGO)                                            237 Park Avenue
                                                        New York, New York
                                                        10017.3142

                                                        TEL 212.880.6000
                                                        FAX 212.682.0200

                                                        www.torys.com

                                                                   June 29, 2004


Brookfield Homes Corporation
12865 Pointe Del Mar
Suite 200
Del Mar, CA  92014

Dear Sirs/Mesdames:

      RE: STOCK OPTION PLAN

      We have acted as counsel for Brookfield Homes Corporation ("Brookfield"), a corporation incorporated under the laws of the State of Delaware, in connection with the registration on Form S-8 (the "Form S-8") pursuant to the Securities Act of 1933, as amended, of up to 2,000,000 shares of common stock of Brookfield (the "Shares") issuable upon exercise of options to purchase shares of common stock granted under the Brookfield Homes Corporation Stock Option Plan (the "Plan). This opinion is being furnished to you at the request of Brookfield.

      In connection with furnishing this opinion, we have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of Brookfield and government officials as we have considered necessary or relevant for the purposes of this opinion, including:

      (a)   the articles and by-laws of Brookfield;

      (b)   the Plan; and

      (c) copies of the resolutions of the directors of Brookfield authorizing the Plan and the issuance of the Shares thereunder.

      We have also relied, to the extent we deemed relevant and necessary as a basis for the opinions and statements expressed below, upon oral and written statements of officers and other representatives of Brookfield as to factual matters.

      In giving this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the


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latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

      The opinions below are limited to the federal laws of the United States.

      Based and relying upon and subject to the foregoing we are of the opinion that:

      1. The Shares have been duly authorized by all necessary corporate action on the part of Brookfield.

      2. When issued upon exercise of an option to purchase shares of common stock pursuant to the Plan, the Shares will be validly issued and outstanding as fully paid and non-assessable.

      This letter is provided to you for your benefit, solely with regard to the transactions contemplated hereby, may be relied upon by you only in connection with such transactions, and may not be relied upon by any other person or for any other purpose without our prior written consent. The opinions and confirmations set forth herein are made as of the date hereof, and we hereby disclaim any obligation, express or implied, to update such matters after the date hereof.

      We hereby consent to the inclusion of this opinion as an exhibit to the Form S-8. In giving this consent, we do not thereby admit that we that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder

                                                     Yours very truly,

                                                     /s/ Torys LLP